10 October, 2001

                            AGENCY AGREEMENT


Equity Securities Investments, Inc.
701 Xenia Avenue South
Suite 100
Golden Valley, Minnesota 55416

Ladies and Gentlemen:

     Cash Systems, Inc., a Minnesota corporation (the "Company"), proposes to issue and sell on a "best efforts" basis between $3,000,000 and $7,000,000 (the "Offerings") under the terms and conditions outlined in the term sheets attached hereto as Exhibits A, B, and C, pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "1933 Act") provided by Regulation D, Rule 506 and exemptions under the securities law of the State of Minnesota for sales to "accredited investors". The Company hereby confirms its agreement with you to act as its exclusive agent (the "Agent") to offer and sell the Offerings on behalf of the Company on a "best efforts" basis upon the terms and conditions set forth herein and in the Memorandum described below.

     1. Representations and Warranties of the Company. The Company represents and warrants to you as follows:

          (a) On the date hereof and at the time of delivery of the Offerings to you, the financial statements will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

          (b) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Minnesota, with corporate power and authority to own its assets and conduct its business and is duly qualified as a foreign corporation in good standing in each jurisdiction in which the failure to so qualify would have a materially adverse effect on the business or property of the Company taken as whole.

          (c) The 1999 and 2000 audited financial statements of the Company fairly present the financial condition and results of operations of the Company as of the dates, for the periods, and in the manner indicated; such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods concerned, and the independent public accountants whose reports are included therein are independent public accountants within the meaning of the 1933 Act.

          (d) The consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, or result in any breach of any of the terms and provisions of, or constitute a default under, the Articles of Incorporation or the Bylaws of the Company or any indenture, agreement, or other instrument to which the Company is a party or by which it is bound, or violate any law or any order, rule, or regulation applicable to the Company of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Company or any of its properties.

          (e) The 1999 and 2000 audited financial statements correctly set forth the authorized, issued, and outstanding capital stock and indebtedness for borrowed money of the Company as of the date set forth therein. All outstanding shares of stock that would need to be issued in the case of conversion or in connection with the exercise of warrants related to the Offerings have been duly authorized and validly issued and are fully paid and non assessable. The Company has the power and authority to issue and sell the Offerings upon the terms and conditions set forth in this Agreement; all corporate action required to be taken by the Company for the due and proper authorization, issuance, and sale of the Offerings has been duly and sufficiently taken. No preemptive rights of security holders of the Company exist or are related to the issuance and sale of the Offerings by the Company.

          (f) There is no litigation or governmental proceeding pending or, to the best of the Company's knowledge and belief, threatened against, or involving the properties or business of, the Company, that would, if decided adversely to the Company, have a material adverse effect on the Company, except as disclosed pursuant to the Plan of Reorganization and Stock Exchange Agreement, dated as of October 10, 2001, by and among the Company and its stockholders and Unistone, Inc., and others (the "Reorganization Agreement").

          (g) No material default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a material default, in the due performance and observance of any term, covenant, or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement, or any other material agreement, understanding, or instrument to which the Company is a party or by which it or its property may be bound or affected.

          (h) The Company has full power and authority to enter into this Agreement and to carry out all of the terms and conditions hereof to be carried out by it. This Agreement has been duly authorized, executed, and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as the obligations of the Company under the indemnification provisions of this Agreement may be limited by application of the federal securities laws, and except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws and by general principles of equity.

          (i) The Company has obtained all approvals, authorizations, consents, orders, or other actions of any person, corporation, or other organization, or of any governmental body, quasi-governmental body, or official, required in connection with the valid and proper authorization, issuance, and sale of the Offerings pursuant to this Agreement.

     2. Representations, Warranties and Agreements of the Agent. The Agent represents and warrants to the Company that:

          (a) It is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and that it is or will be licensed as a broker/dealer in any state in which it offers or sells any Offerings.

          (b) It will offer and sell the Offerings only in Minnesota and those states in which the Chief Executive Officer or the President of the Company has advised it in writing that sales may be made.

          (c) It will comply with all applicable provisions of the Rules of Fair Practice of the NASD, including specifically Sections 8, 24, and 36 of
Article III of such Rules, in connection with this offering.

          (d) It will, to the extent it makes any statements concerning the Offerings during the course of the Offerings, not make any untrue statement of a material fact or omit to state any material fact necessary to make such statement not misleading;

          (e) It will not offer, offer for sale, or sell the Offerings by means of any form of general solicitation or general advertising described in Rule 502(c).

          (f) It will limit its offering of the Offerings to persons whom it has reasonable grounds to believe, and in fact believes, the investment is suitable.

          (g) It will limit its offer and sale of the Offerings to person whom it has reasonable grounds to believe, and in fact believes, the investment is suitable.

          (h) It will only offer shares pursuant to a private placement memorandum ("PPM") prepared by the Company and it will cooperate with the Company so that the Company can timely file all notices or other documents necessary to evidence compliance with federal and state securities laws.

     3.  Offer and Sale of the Offerings:  Fees.

          (a) You, on the basis of the representations and warranties of the Company contained in this Agreement, agree to act as Agent to offer and sell the Offerings on behalf of the Company upon the terms and conditions set forth herein, as the same may be amended or supplemented from time to time. It is expressly intended that the offer and sale of the Offerings shall be on a "best efforts" basis, without any commitment by you to purchase the Offerings, and that you shall be required to deliver payment for only such Offerings as are sold to purchasers.

          (b) For your services as Agent, you shall be entitled to receive from the purchase price for the Offerings offered and sold by you or your agents or employees to persons who qualify as accredited investors as set forth in Rule 501 and as described in the PPM (provided the Offering proceeds have been accepted by the Company), a cash commission equal to ten percent

(10%) of the aggregate purchase price for the Offerings sold by you or your agents or employees (and accepted by the Company) and an unaccountable expense allowance equal to three percent (3%) of the aggregate purchase price for the Offerings sold by you or your agents or employees (and accepted by the Company).

          (c) For your services as Agent you shall receive from the Company, upon the successful completion of the Offering, a warrant equal to ten percent (10%) of the number of shares of common stock into which the notes may be converted pursuant to their terms by the purchasers or 10% of the shares sold pursuant to the Offering, as the case may be, which warrant shall be exercisable for a period of five (5) years from the final closing of the Offerings, and carry an exercise price of one hundred and twenty percent (120%) of the price at which the relevant securities are sold to purchasers.

     4. Payment and Delivery. On the basis of the representations and warranties and subject to the terms and conditions set forth in this Agreement, payment of the purchase price for and delivery of the Offerings sold as contemplated hereunder shall be made as follows:

          (a) You shall forward the purchase price for the Offerings together with executed and completed subscription agreements, when and as received by you, but in no event later than noon of the second day after receipt, to the Company. All checks in payment of the purchase price shall be made payable to ACash Systems, Inc." All sums will be held in escrow by a bank until the Offering has been completed or terminated as provided in the PPM.

          (b) The Company will notify you as soon as practicable of the acceptance of such subscriptions and shall forward to you within ten (10) business days of the completion of the Offerings, the notes and or share certificates, as the case may be, of the Company. At the completion of the Offerings, or earlier by Agent, the Company shall pay the commissions set forth in Subparagraph 3.(b) above.

     5. Convenants of the Company. The Company covenants and agrees with you that:

          (a) The Company will promptly notify you in the event of (i) the issuance by the Securities and Exchange Commission of any state securities division of any stop order suspending the offer and sale of Offerings or (ii) the institution or notice of intended institution of any action or proceeding for that purpose. The Company will make a reasonable effort to prevent the issuance of such a stop order and, if such and order shall at any time be issued, to obtain the withdrawal thereof at the earliest possible moment.

          (b) The Company shall be obligated to furnish information and otherwise cooperate in maintaining an exemption for sale of the Offerings to accredited investors only under the securities laws of the State of Minnesota and in whatever other states as Agent and the Company shall agree and the Agent will not conduct the Offerings in any other state without the Company's prior approval.

          (c) The Company will deliver to you such number of copies of the financial statements as you may reasonably request.

          (d) The Company will pay or cause to be paid all expenses of the Company in connection with this offering and the transactions herein contemplated, including, but not limited to, the costs of preparing the notes and/or shares representing the Offerings; all expenses and taxes, if any, incident to the issuance and delivery of the Offerings; the fees and expenses of counsel and independent accountants for the Company relating to legal review, opinions of counsel, audits, review of unaudited financial statements or otherwise; the costs and expenses in connection with the any filings required to maintain the exemption for sale of the Offerings under federal and Minnesota securities laws; provided, however, that the Company shall not be obligated to pay any of your expenses made in connection with the Offerings, other than those expenses expressly provided for herein.

     6.  Indemnification.

          (a) The Company will indemnify and hold harmless you and each person, if any, who controls you within the meaning of Section 15 of the 1933 Act and their respective successors (hereinafter in Paragraphs 6(a) and (b) separately and collectively called the "defendants" ) from and against any and all losses, claims, damages, or liabilities, joint or several, to which the defendants may become subject under the 1933 Act, at common law, or otherwise (including any legal or other expenses reasonably incurred in connection therewith), insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statements or alleged untrue statement of a material fact contained in the PPM or arise out of or are based upon the omission or alleged omission to state therein a material fact that is required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by you expressly for use therein, provided, that this indemnity agreement is subject to the condition that notice be given as provided in Subparagraph (c) below.

          (b) You will indemnify and hold harmless the Company and each person, if any, who controls you within the meaning of Section 15 of the 1933 Act and their respective successors (hereinafter in Paragraphs 6(a), (b) and (c) separately and collectively called the "defendants") from and against any and all losses, claims, damages, or liabilities, joint or several, to which the defendants may become subject under the 1933 Act, at common law, or otherwise (including any legal or other expenses reasonably incurred in connection therewith), insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statements or alleged untrue statement of a material fact contained in the PPM or arise out of or are based upon the omission or alleged omission to state therein a material fact that is required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon and in conformity with information furnished in writing to you in connection therewith by the Company expressly for use therein, provided, that this indemnity agreement is subject to the condition that notice be given as provided in Subparagraph (c) below.

          (c) Upon the presentation in writing of any claims or the commencement of any suit against any defendant in respect of which indemnity may be sought from the Company or you on account of their agreements contained in Subparagraph (a) or (b) above, such defendant shall promptly give notice in writing of such claim or suit to the indemnifying party, but failure so to give such notice shall not relieve the indemnifying party from any liability that it may otherwise have to the defendant otherwise than on account of said indemnity agreement. The indemnifying party shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense, of any such claim or suit, but if the indemnifying party elects to assume the defense, such defense shall be conducted by counsel chosen by it and reasonably satisfactory to the defendants who are parties to such suit or against whom such claim is presented. If the indemnifying party elects to assume the defense and retain such counsel, such defendants shall bear the fees and expenses subsequently incurred of any additional counsel retained by them. The Company and you agree to notify each other promptly, as soon as it has knowledge thereof, of the commencement of any litigation or proceedings against the Company or you, or any of their respective directors or officers, in connection with the issue or sale of the Offerings.

      7.   Effective Date and Termination Date.

       (a) This Agency Agreement shall become effective on the date of execution of this Agency Agreement by the Company and the Agent.

       (b) This Agency Agreement shall terminate on the 90th day following the latter of the date of this Agency Agreement or the completion of the PPM.

      8. Representations to Survive. The representations and warranties set forth in, or made pursuant to, this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of any party to this Agreement or any of its directors or officers or any controlling personal and shall survive delivery of and payment for the Offerings. The fee arrangement contained in Subparagraph 3.(b), the indemnification agreements contained in Paragraph 6 and the covenants of the Company contained in Subparagraph 5.(d) shall survive any termination of this Agreement.

       9. Notices. Except as otherwise expressly provided in this Agreement, all notices and other communications hereunder shall be in writing, and if given to you, the Agent, shall be mailed, delivered, or telegraphed to you at the address set forth above or, if given to the Company, shall be mailed, delivered, or telegraphed to the Company at 2999 West County Road 42, Suite 150 Burnsville, Minnesota 55337.

      10. Miscellaneous. This Agreement shall inure to the benefit of, and be binding upon, the successors of you and of the Company. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their successors, and the controlling persons and directors and officers referred to in Paragraph 6, any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision. The term "successors" shall not include any purchaser of the Offerings merely by reason of such purchase. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

  11. Reorganization. This Agreement will be effective upon the consummation of the Reorganization as defined in the Reorganization Agreement and the Company may assign all of its rights, duties and obligations hereunder to Unistone, Inc., following the consummation of the Reorganization.

       If the foregoing expresses our agreement with you, kindly confirm by signing the acceptance on the enclosed counterpart hereof and return the same to us, whereupon this letter and you acceptance shall become and constitute a binding agreement between the Company and you, in accordance with its terms.

                                Very truly yours,

                                CASH SYSTEMS, INC.

  Date:     October 1, 2001     By
                                Its

  The foregoing Agency Agreement is hereby confirmed and accepted as of the date first written.

                      EQUITY SECURITIES INVESTMENTS, INC.
                      701 Xenia Avenue South
                      Suite 100
                      Golden Valley, Minnesota 55416

  Date:     October 1, 2001     By
                                Its

      CASH SYSTEMS, INC.-EQUITY SECURITIES INVESTMENTS, INC.
                            TERM SHEET

This term sheet summarizes the principal terms of an anticipated financing by Equity Securities Investments, Inc. (the "Agent") on behalf of Cash Systems, Inc. (the "Company"). This term sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation. No other legally binding obligations will be created, implied, or inferred until documents in final form related to the offering are executed and delivered by all parties. Without limiting the generality of the foregoing, it is the parties intent that, until that event, no agreement shall exist among them and there shall be no obligations whatsoever based on such things as parol evidence, extended negotiations, "handshakes," oral understandings, or courses of conduct (including reliance and changes of position).

The Company and the Agent are discussing a placement on the following terms:

Company/Issuer: Cash Systems, Inc.

Security:      400,000 units.  Each unit shall be priced at $1.25 per unit and each unit shall consist of one share of common stock and one-quarter of one warrant to purchase one additional share of common stock at a price of $1.50 per share.

Anticipated
Closing Date:  October 15, 2001.

Registration
Rights: The common stock will be registered for resale via an S-3 or other applicable registration statement that will be filed as soon as possible after the closing of an anticipated private placement by the Company in the amount of at least $3,000,000 (the "Private Placement Closing"). Investor and the Issuer will enter into a Registration Rights Agreement providing, among other things, that the registration statement will be filed within 45 days from the Private Placement Closing. The Issuer will use its best efforts to cause the registration statement to become effective within 180 days from the Private Placement Closing. If the registration statement has not been declared effective within 180 days from the Private Placement Closing, then the Issuer will be liable for liquidated damages enforceable by the Investor. The liquidated damages will be in the amount of 1.00% for every 30 day period until the registration statement has been filed and/or declared effective. The liquidated damages will be payable in cash upon demand.

Conditions to
Closing: 1/. Completion of merger between Company and public entity 2/. Commitment (and related escrow) to use funds solely for acquisition of Cash-Data, Inc. d/b/a "BankPlus."
               3/. Contractual extension of at least two years on contracts acquired from Cash-Data, Inc. d/b/a "BankPlus."

Agent:         Equity Securities Investments, Inc.

Agent
Compensation:  At closing, Issuer shall pay Agent a cash commission equal to 10.00% of the total proceeds received by Issuer in the transaction and a 3.00% unaccountable expense allowance. Additionally, at closing, Issuer shall grant to Agent 50,000 common stock purchase warrants with an exercise price of $1.50 per share.


EQUITY SECURITIES INVESTMENTS, INC.

By:______________________
Its:_______________________

CASH SYSTEMS, INC.

By:______________________
Its:_______________________

      CASH SYSTEMS, INC.-EQUITY SECURITIES INVESTMENTS, INC.
                            TERM SHEET

This term sheet summarizes the principal terms of an anticipated financing by Equity Securities Investments, Inc. (the "Agent") on behalf of Cash Systems, Inc. (the "Company"). This term sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation. No other legally binding obligations will be created, implied, or inferred until documents in final form related to the offering are executed and delivered by all parties. Without limiting the generality of the foregoing, it is the parties intent that, until that event, no agreement shall exist among them and there shall be no obligations whatsoever based on such things as parol evidence, extended negotiations, "handshakes," oral understandings, or courses of conduct (including reliance and changes of position).

The Company and the Agent are discussing a placement on the following terms:

Company/Issuer: Cash Systems, Inc.

Security:      1,500,000 B 3,500,000 shares.  Subject to the Milestone
               Adjustments set forth below, each share shall be priced at $2.00 per share unit and each unit shall consist of one share of common stock and one warrant to purchase one additional share of common stock at a mutually to-be-agreed upon price.

Milestone
Adjustments:   An adjustment downward of $0.10 per unit (from the
               anticipated $2.00/unit price) will be made for each of the following milestones that is not achieved by the Company prior to Closing:
               1/. Calendar 2001 revenues of at least $7,000,000 and net income of at least $500,000;
               2/. Completion of acquisition of Cash-Data, Inc. d/b/a
               "BankPlus" and Contractual extension of at least two years on contracts acquired from party;
               3/. Execution of the Hollywood Casino contract or (a) similar contract(s) which generate comparable revenues and earnings;
               4/. Further development of the Equifax relationship, including development of the Equifax PC product; and 5/. Progress toward completion of the 3 in 1 ATM terminal.

Anticipated
Closing Date:  February 28, 2002.

Registration
Rights:        The common stock will be registered for resale via an
               S-3 or other applicable registration statement that will be
               filed as soon as possible after the Closing.   Investor and
               the Issuer will enter into a Registration Rights Agreement providing, among other things, that the registration statement will be filed within 45 days after the Closing. The Issuer will use its best efforts to cause the registration statement to become effective within 180 days from the Closing. If the registration statement has not been declared effective within 180 days from the Closing, then the Issuer will be liable for liquidated damages enforceable by the Investor. The liquidated damages will be in the amount of 1.00% for every 30 day period until the registration statement has been filed and/or declared effective. The liquidated damages will be payable in cash upon demand.

Agent:         Equity Securities Investments, Inc.

Agent
Compensation:  At closing, Issuer shall pay Agent a cash commission equal to 10.00% of the total proceeds received by Issuer in the transaction and a 3.00% unaccountable expense allowance. Additionally, at closing, Issuer shall grant to Agent 150,000 common stock purchase warrants with an exercise price of $2.40 (subject to the above Milestone Adjustment) per share.

EQUITY SECURITIES INVESTMENTS, INC.

By:______________________
Its:_______________________

CASH SYSTEMS, INC.

By:______________________
Its:_______________________